Auctionomics,  Inc.
     18226  Ventura  Boulevard,  Suite  103
     Tarzana,  CA  91346


     July  1,  1999

Mr.  Larry  Makowski:
ClassifiedAuctions.com,  LLC

Re:     Agreement  between  ClassifiedAuctions.com,  LLC  and Auctionomics, Inc.

Dear  Mr.  Makowski:

     This letter will evidence the provisions of the agreement between Auctionomics, Inc. ("Auctionomics") and ClassifiedAuctions.com, LLC ("Classified"). In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, we hereby agree as follows:

1. Classified will provide an operational online auction site for use by Auctionomics in the Auctionomics online internet mall. Auctionomics will use the classifiedauctions.com web site as the exclusive online aucction site for
     ----------------------
its online Internet mall and Classified will not allow any other Internet mall to use said site or its platform during the term hereof.

2. This agreement will have a term of 2 years commencing on the date hereof and will automatically renew at the end of the initial two year period for an additional two years unless proper notice is given. Proper notice is written notice of the desire to terminate the agreement received no less than 90 days before the end of any two year period.

3. Classified will award a 20% referral fee to Auctionomics for any fees that Classified charges to customers that are referred to the classifiedauction.com web site through the efforts of Auctionomics.
                  ---

     If the foregoing correctly states our understanding, please evidence your acceptance and approval in the space below and return a fully executed copy of the letter agreement to me.

     Very  truly  yours,

     AUCTIONOMICS,  INC.


     By:  /s/  Harvey  A.  Turell
        -------------------------
     Harvey  Turell,  President

AGREED  AND  APPROVED

CLASSIFIEDAUCTIONS.COM,  LLC

By:   /s/  Larry  A.  Makowski
    --------------------------